Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of INmune Bio Inc. on Form S-3 of our report dated March 28, 2024, which includes an explanatory paragraph as to INmune Bio Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of INmune Bio Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of INmune Bio Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Houston, Texas

May 1, 2024